Exhibit 99.1

KINDRED HEALTHCARE ANNOUNCES PROPOSAL TO ACQUIRE

GENTIVA HEALTH SERVICES FOR $14.00 PER SHARE IN CASH AND STOCK,

REPRESENTING A 64% PREMIUM, IN $1.6 BILLION TRANSACTION

Combination Places Patient-Centered Integrated Care Front and Center,

Helping to Shape the Evolution of the American Healthcare Delivery System

Gentiva Shareholders Would Benefit from Significant and Immediate Premium,

Meaningful Dividend, Accelerated Growth and Enhanced Financial Strength of the Combined Company

Combination Would Create Premier Post-Acute Care Provider Serving Nearly 127,000 Patients per Day

in 47 States, Employing Approximately 110,000 Individuals and Generating Pro Forma Annual Revenues

of Approximately $7.2 Billion and EBITDAR of Nearly $1 Billion

Compelling Financial and Strategic Benefits; Transaction Expected to be Highly Accretive to Kindred

Earnings and Cash Flows and Create Significant Value for Shareholders of Both Companies

LOUISVILLE, Ky. (May 15, 2014) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced a proposal to acquire all of the outstanding shares of common stock of Gentiva Health Services, Inc. (“Gentiva”) (NASDAQ:GTIV) for a combination of $7.00 per share in cash and $7.00 of Kindred common stock. Kindred also offered to increase its offer to 100% cash if the Gentiva Board so elects.

Based upon the closing price of Gentiva’s common stock on May 14, 2014, Kindred’s proposal would provide Gentiva shareholders with consideration currently valued at approximately $14.00 per share, representing a 64% premium over the closing price of Gentiva common stock on May 14, 2014, and a 59% premium over Gentiva’s 60-day volume-weighted average closing price. The proposed price for Gentiva implies a total equity value of approximately $533 million. With the assumption of Gentiva’s debt, the transaction would be valued at approximately $1.6 billion.

The combination of Kindred and Gentiva would further enhance Kindred’s position as the nation’s premier post-acute care provider. The combined company would:

•	Serve nearly 127,000 patients per day;

•	Operate in 47 states;

•	Employ approximately 110,000 individuals, making it the 78th largest private employer in the United States;

•	Deliver pro forma annual revenues of approximately $7.2 billion; and

•	Generate pro forma EBITDAR of nearly $1 billion.

Paul J. Diaz, Chief Executive Officer of the Company, said, “This compelling combination would unite two highly complementary businesses by joining Kindred’s resources with Gentiva’s home health and hospice capabilities. Together we would create a unique platform to ‘Continue the Care’ by delivering patient-centered care across the full spectrum—from hospital to outpatient facility to the patient’s home. The combined company’s national footprint would allow it to deliver enhanced coordinated care, helping to transition patients home more quickly and provide more patient-centric, cost-effective treatment. We would also benefit from cost, capital and revenue synergies as well as enhanced relationships with physicians and managed care organizations, augmenting our platform for value- and risk-based payment models.”

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680 South Fourth Street Louisville, Kentucky 40202

502.596.7300 www.kindredhealthcare.com

Kindred Announces Proposal to Acquire Gentiva Health Services

May 15, 2014

Gentiva shareholders would benefit from a significant and immediate premium, a meaningful dividend, accelerated growth and the enhanced financial strength of the combined company. Kindred believes the transaction would be highly accretive to earnings and operating cash flows, exclusive of one-time items related primarily to transaction and integration costs. Kindred expects the combined company would have operating and financial synergies of approximately $60 million to $80 million within a period of two years following consummation of the acquisition, with $40 million expected in the first year after closing.

Mr. Diaz added, “Kindred, together with Gentiva, would help accelerate the evolution of population health and medical homes through our combined national platform, and the adoption of best practices in innovation and clinical care in more local communities. With greater financial flexibility and a lower cost of capital, the combined company would be able to invest in clinical programs, information technology and infrastructure to improve care management and clinical outcomes, drive growth, reduce costs and deliver value for our patients, payors, hospital and physician partners, and shareholders.”

Mr. Diaz concluded, “The strategic and financial benefits of the proposed transaction are highly compelling, and we are confident that it would create more value for Gentiva stakeholders than Gentiva could achieve on a standalone basis. Our proposal provides a significant and immediate premium for Gentiva shareholders, while allowing them to benefit from the upside potential inherent in this combination. We have undertaken extensive efforts and had several private discussions with Gentiva’s management team in an effort to engage Gentiva on a mutually acceptable transaction. Gentiva has indicated repeatedly that it is not willing to discuss a transaction at this time. As such, we have elected to make our compelling proposal known to Gentiva’s shareholders—a proposal that represents a 64% premium to yesterday’s closing price and a 40% premium to Wall Street analysts’ one-year median price target of $10.00 per share. We strongly believe that many of Gentiva’s shareholders, and in particular the greater than 20% who are also shareholders of Kindred, would support the transaction and favor the stock of the combined company if given an opportunity. We look forward to the opportunity to engage with Gentiva’s Board and management team to discuss our proposal and agree upon the terms of a transaction that benefits both companies and all of our stakeholders. Kindred is ready and willing to complete this transaction, and we are prepared to take the necessary steps to realize the benefits inherent in this proposed combination.”

Benjamin A. Breier, President and Chief Operating Officer of the Company, said, “Kindred has an outstanding track record of successfully integrating acquisitions and a history of operational excellence. This transaction would position the combined company for accelerated growth and advance our mission of promoting healing, providing hope, preserving dignity and producing value for every constituent we serve. We would be excited to welcome Gentiva’s 47,000 talented employees to join us in this mission as part of the Kindred family.”

Mr. Breier added, “Kindred’s teammates are the heart of our culture and have made Kindred one of Fortune Magazine’s Most Admired Healthcare Companies six years in a row. In recent years, Kindred has taken a series of steps to strengthen and grow our operations; we believe this transaction would be a logical extension of our successful repositioning efforts. Our combined scale and resources would also facilitate job creation, and allow for greater investment in the professional development and career advancement of our teams. We look forward to the opportunity to bring Gentiva’s employees together with the team members of Kindred, and believe our combined talents would help us make even greater strides in clinical innovation and excellence.”

Stephen D. Farber, Executive Vice President and Chief Financial Officer of the Company, said, “From a financial perspective, this combination checks all of the boxes: a compelling and immediate premium for Gentiva, meaningful accretion for Kindred shareholders, and the opportunity for shareholders of both companies to participate in the accelerated growth of the combined company. We have structured the proposed combination

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Kindred Announces Proposal to Acquire Gentiva Health Services

May 15, 2014

with a mix of debt, equity and other instruments to maintain Kindred’s existing leverage profile and deleveraging cadence. The combined company would have the financial strength and investment capacity to support our nationwide operations and our 110,000 teammates, as well as accelerate investments in further expanding our ‘Continue the Care’ delivery model.”

Below is the text of a letter that was sent on May 5, 2014, to Mr. Rodney Windley, Executive Chairman of the Board of Directors of Gentiva, and Tony Strange, Chief Executive Officer, President and member of the Board of Gentiva.

May 5, 2014

Rodney Windley

Executive Chairman

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, GA 30339

Tony Strange

Chief Executive Officer, President and Director

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, GA 30339

Dear Rod and Tony:

I appreciate the time you have taken to speak with me as well as the time your Board of Directors has taken to review our offer to combine our two businesses. We are very disappointed, however, that we have not been able to engage more substantially on the strategic, financial and industrial logic of the combination of our two companies and the opportunity it affords our patients for a more integrated care experience. It is unclear to us how Gentiva on a standalone basis can replicate the clinical, strategic and financial opportunities generated from our combined operations. Moreover, now is the perfect time to bring Gentiva and Kindred together and leverage our combined platforms to achieve revenue, cost and capital synergies which will better positions each of us to not just respond to, but to help shape, the evolution of the post-acute care industry.

Our team would like to work with you and your team towards crafting a transaction that would benefit all of our shareholders. In light of your April 28, 2014 letter, articulating Gentiva’s unwillingness to engage in meaningful dialogue on a potential combination of our two companies, Kindred is prepared to increase its offer to $14.00 per share composed of 50% stock and 50% cash. Additionally, given our confidence in the strategic and financial opportunities of the combination, Kindred is prepared to increase the cash portion of consideration up to 100% at your shareholders’ election. We strongly believe that many of your shareholders, and in particular the greater than 20% of Gentiva shareholders who are also shareholders of Kindred, will favor the stock of the combined company if given an opportunity. This proposal represents a significant premium of 82% over Gentiva’s closing price on May 2, 2014. While the aggregate cash component of consideration would represent approximately 91% of Gentiva’s market capitalization, the Gentiva shareholders also would continue to benefit from the additional value creation in the combined company.

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Kindred Announces Proposal to Acquire Gentiva Health Services

May 15, 2014

We have been working with Citi to assess financing options, and we and Citi are highly confident in the ability to raise the necessary funds to complete the proposed transaction, as reflected in the attached correspondence from Citi.

I also want to respond to your comments regarding Kindred approaching executives of Gentiva. First, let me assure you that we have not shared any material non-public information with respect to our discussions with anyone other than our Board and our teammates and advisors working on the transaction. Moreover, I want to assure you that we are not soliciting any of your executive officers for employment at Kindred nor have we engaged in any broad solicitation or recruitment of Gentiva employees. From time to time, however, we may hire current and former employees of Gentiva, just as we assume that Gentiva, from time to time, may hire current and former Kindred employees. If in the ordinary course we were to hire any of Gentiva’s employees we would not knowingly violate any enforceable non-compete restrictions.

Kindred would welcome discussing the proposed transaction with you and the Gentiva Board of Directors in order to understand your Board’s views, facilitate further interaction between our respective management teams and to work towards achieving a transaction in the best interest of all of our constituents. To that end, we request a meeting with you and your independent directors to present what we think is an incredibly compelling opportunity for our collective shareholder groups, patients and employees. If we ultimately pursue a transaction that includes a significant stock component, we also would be open to expanding the Kindred Board of Directors to include representation from your Board.

This letter is not intended to create or constitute any legally binding obligation, liability or commitment by us regarding a transaction or any other matter. There will be no legally binding agreement between us regarding a transaction unless and until a definitive agreement is executed.

We are very excited by the prospect of combining our two businesses. Our proposed terms reflect our current understanding of the attractiveness of Gentiva’s business and the value that a transaction could create for both sets of our shareholders. We trust you and your Board will carefully evaluate the logic of the combination and look forward to productive discussions regarding our proposal. We respectfully request your response by the close of business on May 13, 2014.

Please feel free to contact me with any questions.

Yours truly,

Paul J. Diaz

Chief Executive Officer

Kindred Healthcare, Inc.

cc: Edward L. Kuntz, Chairman of the Board

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Kindred Announces Proposal to Acquire Gentiva Health Services

May 15, 2014

In response, Gentiva sent the following letter to Kindred:

May 13, 2014

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202

Attention:	Paul J. Diaz, Chief Executive Officer
Edward L. Kuntz, Chairman of the Board

Dear Paul:

Thank you for your letter dated May 5, 2014. As we noted in our prior letter to you, dated April 28, 2014, last month our Board of Directors gave careful consideration to Kindred Healthcare’s unsolicited proposal to combine our two businesses. Our Board of Directors has, with the assistance of its legal and financial advisors, once again carefully considered Kindred’s unsolicited proposal to combine our two businesses. Having considered your revised proposal, our Board continues to believe that our long-term strategy as a stand-alone company will generate substantially more value to our shareholders. Accordingly, at this time, we are not interested in pursuing the transaction you are proposing.

Please feel free to contact me with any questions.

Sincerely,

Rodney D. Windley	Victor F. Ganzi
Executive Chairman	Lead Director
Gentiva Health Services, Inc.	Gentiva Health Services, Inc.

cc:	Tony Strange
Chief Executive Officer

Citi is acting as financial advisor to Kindred and Cleary Gottlieb Steen & Hamilton LLP is acting as legal advisor.

Conference Call and Additional Presentation Materials

Kindred’s management team will be discussing the proposed transaction with analysts and investors on a conference call today at 8:30 a.m. (Eastern Time). Interested parties can participate in the conference by dialing (888) 802-8577 (U.S.) or (404) 665-9928 (International), conference code 47570847, five to 10 minutes prior to the start of the call. A live webcast is also accessible on the Company’s website at www.kindredhealthcare.com. The conference call webcast will feature accompanying slides, which can be accessed through the Investor Relations section of the Company’s website.

A replay of the conference call will be available for the next 30 days and can be accessed by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (International), conference code 47570847. The replay will also be available online at the Company’s website, www.kindredhealthcare.com.

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Kindred Announces Proposal to Acquire Gentiva Health Services

May 15, 2014

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the Company’s proposed business combination transaction with Gentiva (including financing of the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding the Company’s (and the Company and Gentiva’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements in this press release concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of the Company (and the combined businesses of the Company and Gentiva), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of the Company based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance or plans with respect to Gentiva, to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

Risks and uncertainties related to the proposed transaction with Gentiva include, but are not limited to, uncertainty as to whether the Company will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on the Company’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory, licensure or other approvals and financing required for the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of Gentiva’s businesses and operations with the Company’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

In addition to the factors set forth above, other factors that may affect the Company’s plans, results or stock price are set forth in the Company’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

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Kindred Announces Proposal to Acquire Gentiva Health Services

May 15, 2014

The Company has provided information in this press release to compute certain non-GAAP measurements for specified periods. A reconciliation of the non-GAAP measurements to the GAAP measurements is included this press release and on our website at www.kindredhealthcare.com under the heading “investors.”

Additional Information

This press release is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. Subject to future developments, Kindred may file a registration statement and/or tender offer documents with the SEC in connection with a possible business combination transaction with Gentiva. Kindred and Gentiva shareholders should read those filings, and any other filings made by Kindred with the SEC in connection with a possible business combination, if any, as they will contain important information. Those documents, if and when filed, as well as Kindred other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Kindred’s website at www.kindredhealthcare.com.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $5 billion and approximately 63,000 employees in 47 states. At March 31, 2014, Kindred through its subsidiaries provided healthcare services in 2,313 locations, including 100 transitional care hospitals, five inpatient rehabilitation hospitals, 99 nursing centers, 22 sub-acute units, 157 Kindred at Home hospice, home health and non-medical home care locations, 105 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,825 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

Contacts

Media Susan Moss Senior Vice President, Marketing and Communications Kindred Healthcare, Inc. 502-596-7296 or	Investors and Analysts Hank Robinson Senior Vice President, Tax and Treasurer Kindred Healthcare, Inc. 502-596-7732 or
Andy Brimmer / Andrew Siegel Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Jordan Kovler / Kristian Klein D.F. King & Co., Inc. 212-493-6990 12-232-2247

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Kindred Announces Proposal to Acquire Gentiva Health Services

May 15, 2014

Kindred Healthcare, Inc.

Reconciliation of Non-GAAP Measures

($ in millions)

This press release includes a financial measure referred to as operating income, or earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”). Kindred’s management uses operating income as a meaningful measure of operational performance in addition to other measures. Kindred uses operating income to assess the relative performance of its operating divisions as well as the employees that operate these businesses. In addition, Kindred believes this measurement is important because securities analysts and investors use this measurement to compare Kindred’s performance to other companies in the healthcare industry. Kindred believes that income from continuing operations is the most comparable GAAP measure. Readers of Kindred’s financial information should consider income from continuing operations as an important measure of Kindred’s financial performance because it provides the most complete measure of its performance. Operating income should be considered in addition to, not as a substitute for, or superior to, financial measures based upon GAAP as an indicator of operating performance. A reconciliation of Kindred’s May 7, 2014 guidance to income from continuing operations is below. The combined total of nearly $1 billion of EBITDAR included in this press release includes a 2014 EBITDAR estimate of $226 million for Gentiva, which is based upon Gentiva’s consensus estimates.

	2014 Earnings Guidance (a)
	As of May 7, 2014
	Low	High
Revenues	$5,200	$5,200

Operating income (EBITDAR)	$715	$732

Rent	335	335

EBITDA	380	397
Depreciation and amortization	163	163
Interest, net	98	98

Income from continuing operations before income taxes	119	136
Provision for income taxes	46	53

Income from continuing operations	73	83
Earnings attributable to noncontrolling interests	(15)	(15)

Income from continuing operations attributable to Kindred	58	68
Allocation to participating unvested restricted stockholders	(2)	(2)

Available to common stockholders	$56	$66

Earnings per diluted share	$1.05	$1.25

Shares used in computing earnings per diluted share	53.2	53.2

(a)	The earnings guidance excludes the effect of reimbursement changes, severance, retirement and retention costs, litigation costs, transaction-related costs, any further acquisitions or divestitures, any impairment charges, and any repurchases of common stock.

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